EX-99(h)2

GUIDESTONE FUNDS

AMENDMENT

TO

TRANSFER AGENCY

SERVICES AGREEMENT

This Amendment (the “Amendment”) is made as of the 1st day of June, 2007 by and between GUIDESTONE FUNDS (f/k/a AB FUNDS TRUST) (the “Trust”) and PFPC INC. (“PFPC”).

BACKGROUND:

A.	The Trust and PFPC entered into a Transfer Agency Services Agreement dated as of August 27, 2001, as amended, (the “Agreement”) relating to PFPC’s provision of transfer agency services to the Trust.

B.	The parties desire to amend the Agreement as set forth below.

TERMS:

The parties hereby agree to amend the Agreement as follows:

1.	Section 16 of the Agreement is hereby deleted in its entirety and replaced with the following:

“16.	Duration and Termination.

(a)	This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue until June 1, 2010 (the “Initial Term”).

(b)	Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Term”) each, unless the Trust or PFPC provides written notice to the other party of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c)	The Trust may terminate this Agreement immediately upon written notice to PFPC prior to the end of the Initial Term or any Renewal Term if PFPC fails to meet the service standards in any one category as set forth in Exhibit B to the Agreement for (i) a period of two (2) consecutive months or (ii) any three (3) months in a twelve (12) month period.

(d)	In the event of termination and absent the Trust’s material breach, PFPC shall, if requested by the Trust, facilitate a conversion to the Trust’s successor transfer agent or service provider; and PFPC shall make a good faith effort to effect a conversion on the date(s) requested by the Trust. In the event the Trust gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent or other service provider, and all trailing expenses incurred by PFPC will be borne by the Trust, provided such expenses are reasonable in nature and documented.

(e)	If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.”

2.	The Agreement is amended and supplemented by the addition of a new Exhibit B as set forth on Schedule A to this Amendment.

3.	Except as specifically amended herein, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

4.	The Agreement as amended and supplemented hereby constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

5.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.	This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

PFPC INC.

By:

Name:

Title:

GUIDESTONE FUNDS (f/k/a AB FUNDS TRUST)

By:

Name:

Title: